FINANCIAL CONSULTING AGREEMENT

     This Financial Consulting Agreement (this “Agreement”) is made effective as of this 1st day of August, 2014 (the “Effective Date”) by and between Orgenesis, Inc., a Nevada corporation (the “Company”), and Eventus Consulting, P.C., an Arizona professional corporation (“Eventus”), collectively known as the “Parties” and each singularly as “Party.”

     WHEREAS, Eventus is a consulting firm that provides consulting services including, but not limited to, accounting services, consultation on public filings, as well as finance department creation, organization, implementation and maintenance. Eventus is willing to provide services to the Company and the Company desires to have such services provided by Eventus; and

     WHEREAS, the Company is a development stage company with a novel therapeutic approach in the treatment of diabetes by correcting malfunctioning organs with new functional tissues created from the patient’s own existing organs.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1. DESCRIPTION OF SERVICE. Eventus shall advise the Company so that the Company may develop a plan for the management of the financial reporting requirements of the Company as required under the Securities Exchange Act of 1934. With respect to the terms used herein, “SEC Counsel” is assumed to mean a law firm qualified in the areas of securities law and compliance for publicly-traded companies, and the term “Auditor” is assumed to mean a qualified independent public accounting firm that is registered with the Public Company Accounting Oversight Board. With respect to this Agreement, Eventus shall perform the following:

     (a) Internal Accounting & Financial Consulting

     In collaboration with the Company’s Chief Executive Officer and/or Chief Financial Officer, Eventus shall assist in evaluating the experience and competency of the current accounting and financial environment and staffing of the Company. With respect to this evaluation, Eventus shall assist the Chief Executive Officer and Chief Financial Officer in identifying the competencies and deficiencies in that environment and amongst the staff so that Eventus can operate effectively with respect to its duties and objectives set forth in this Agreement. Based on the above evaluation and in collaboration with the Chief Financial Officer, Eventus shall assist the Company to sufficiently do the following:

                    (i) Maintain a competent accounting and finance staff;

                    (ii) Assist in running its day-to-day accounting operations;

                    (iii) Prepare monthly, quarterly, and annual financial statements;

                    (iv) Assess, design and set up accounting systems to facilitate the effective and efficient recording of accounting transactions;

                    (v) Monitor adherence to established operating procedures and internal controls;

1 | P a g e	Eventus Initials _______ Company Initials __________
Copyright © Eventus Consulting, P.C. 2014

                    (vi) Prepare/review general ledger accounts and assess the integrity and accuracy of accounts;

                    (vii) Manage and perform accounting and month-end and year-end closing;

                    (viii) Manage fixed asset accounting and reporting; (ix) Manage cash flows, collections and payments subject to supervision by Chief Financial Officer and/or Chief Executive Officer;

                    (x) Provide management with financial and operational information and provide quarterly Board of Director reports;

                    (xi) Review and analyze results for operational management; and

                    (xii) Prepare support schedules for year-end work papers and financial statement audits.

     With respect to this Section 1(a), Eventus is not providing any attest functions, as more specifically defined under N.Y. EDN. LAW § 7401-a. The financial statements of the Company are the responsibility of the Company’s management, and any conclusions about the reliability of such financial statements remains solely as the responsibility of the Company’s Auditor.

     (b) Financial Consulting & Compliance

     In collaboration with the Company’s finance staff, Auditor and SEC Counsel, Eventus shall:

                    (i) Assist in the planning, preparing and scheduling the timely completion of all Company public filings including, but not limited to, at the request of the management of the Company, the following: Form S-1, Form 10, Form 10-K, Form 10-Q, Form 8-K, and preliminary and definitive proxy statements;

                    (ii) Assist the Company in planning and managing the finances of the entire organization;

                    (iii) Plan and recommend financing structures for raising capital for major initiatives or acquisitions;

                    (iv) Identify appropriate areas of financial due-diligence for any merger and acquisition activities;

                    (v) Assist the Company in identifying its goals and objectives in managing the Company’s finance and accounting staff;

                    (vi) Assist the Company in preparing for any annual financial statement audits and quarterly reviews;

                    (vii) Research and stay abreast of the latest regulatory trends and latest financial accounting reporting trends; and

                    (viii) Assist in developing a system to monitor the Company’s financial processes, policies, and personnel who will assist the Company in maintaining compliance with accepted financial accounting standards, including Sarbanes-Oxley requirements.

2 | P a g e	Eventus Initials _______ Company Initials __________
Copyright © Eventus Consulting, P.C. 2014

     With respect to this Section 1(b), Eventus is not providing any attest functions, as more specifically defined under N.Y. EDN. LAW § 7401-a. The financial statements of the Company are the responsibility of the Company’s management, and any conclusions about the reliability of such financial statements remain solely as the responsibility of the Company’s Auditor.

     (c) Press Releases and Shareholder Communications

     Eventus shall assist the management of the Company in how it communicates its business and any material events with existing shareholders and the investing public. With regard to this section, Eventus shall, in collaboration with Company’s SEC Counsel:

                    (i) Assist the Company in composing press releases for the announcement of material events. Management and SEC Counsel will review and approve all press releases before public dissemination;

                    (ii) Coordinate the distribution of final press releases according to the day and time that the Company specifies and in accordance with Securities and Exchange Commission (“SEC”) rules and regulations;

                    (iii) Together with the Company’s management and SEC Counsel, generate a Two (2) to Three (3) page corporate profile, which clearly articulates the Company’s current business and financial position, as well as its strategy for future growth; and

                    (iv) Assist the Company in updating its investor package and investor information for dissemination to investors and shareholders.

With respect to this Section 1(c), Eventus shall not act as an underwriter, broker-dealer, auditor or legal counsel for the Company in the creation and/or dissemination of these shareholder or investor documents.

2. PERFORMANCE OF SERVICES. Eventus shall reasonably determine the manner in which all services to be provided herein are to be performed and the specific hours that will be reasonably necessary to ensure the performance of the services provided.

3. LIMITATIONS; SCOPE OF SERVICES. Eventus does not render legal advice, tax advice, auditing or attest services or investment advice, irrespective of its principals’, employees’ or agents’ professional backgrounds. Eventus is providing consulting services to the Company regarding the Company’s organization, structure, financial reports and operation of its financial information department to facilitate the reporting of such information in compliance with state and federal securities laws. The Company agrees to obtain independent advice from its SEC Counsel and its Auditors regarding the adequacy of all information that is disclosed to third parties and investors. Payments made as per this Agreement are for the services described herein for the Company only. If attending investor meetings or phone/conference call conversations with investors, Eventus shall comment on the services it provides, but shall not comment on the Company’s financial information except as set forth by the Auditor. It is the Company’s and management’s complete and exclusive responsibility to comply with all financial reporting requirements established under all federal and state securities laws, rules, and regulations.

3 | P a g e	Eventus Initials _______ Company Initials __________
Copyright © Eventus Consulting, P.C. 2014

4. RESPONSIBILITIES OF THE COMPANY. The Company shall, at all times, have the sole responsibility of gathering, recording, and maintaining all relevant financial information relating to the Company’s operations. It is the Company’s sole responsibility to provide Eventus with complete and accurate information in order for Eventus, its employees, agents, and consultants to fulfill its duties under this Agreement. The representations made within any documents produced in conjunction with the Company are the sole responsibility of the Company. Eventus shall rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees. Furthermore, by executing this Agreement, the Company represents that it has disclosed and will disclose, during the course of this engagement, all information to Eventus that could in fact limit or be construed to limit Eventus’ ability to perform its duties hereunder. The Company shall be solely responsible for the retention of its legal counsel, independent registered public accounting firm, and any other professional which may be needed to obtain any opinions regarding the Company’s compliance with applicable state and federal securities laws. The Company shall additionally be solely responsible for any actions it may take regarding the hiring, promotion, termination, assignment of responsibilities, and other similar tasks relating to the personnel used by the Company in the gathering, recording, and retention of financial information.

5. FEES. For all services described hereunder, Eventus shall be paid at the rate of One Hundred Seventy-Five ($175) per hour for all work performed by senior staff and Sixty-Five ($65) per hour for support staff for other accounting and bookkeeping services. The Company shall pay Five Thousand Dollars ($5,000) to Eventus monthly, beginning upon the Effective Date, which Eventus will keep on retainer and subtract the hourly rate as work is performed. Any retainer amount left over at the end of the month will be added to the following month’s retainer of Five Thousand Dollars ($5,000) once paid. After One Hundred Twenty (120) days from the Effective Date, Eventus shall compare to total hours billed with the total paid and then confer with the Company on any variances, if any, and how to reconcile them.

6. TIMING. The timing of services to be performed under this Agreement is highly dependent on the cooperation, efficiency and availability of documents and information from the Company. Document production and availability of Company personnel or other representatives shall be determined by and between the Parties. Each Party shall cooperate fully, and on a best efforts basis, in order to satisfy any time-table established, by and between the Parties, but is not to be considered a guarantee, warranty (implied or expressed) that a time-table will be met.

7. INDEPENDENT CONTRACTOR. The relationship between Eventus and the Company is solely that of an independent contractor and nothing contained herein shall be deemed to have created, by interpretation or implication, a relationship of employment, partnership, joint venture or agency. Eventus shall take no actions and make no statements that are inconsistent with its role as an independent contractor. All services rendered by Eventus on behalf of the Company shall be performed to the best of Eventus’ ability in concert with the overall business plan of the Company and the goals and objectives of the management and board of directors of the Company.

4 | P a g e	Eventus Initials _______ Company Initials __________
Copyright © Eventus Consulting, P.C. 2014

8. EXPENSES. The Company shall reimburse all reasonable approved out-of-pocket expenses incurred on behalf of Eventus in connection with this Agreement as mutually agreed upon by the Parties. Expenses may include travel and administrative expenses incurred during the Term of the Agreement and any other fees associated with the execution of this Agreement. Any single expense over Five Hundred Dollars ($500) within a calendar month or monthly fees in excess of One Thousand Dollars ($1,000) shall be subject to pre-approval by the Company. All requests for reimbursement shall be made in writing. Any expense item that has not been objected to by the Company shall be paid within Ten (10) business days of the date of submission. Any objection shall be in writing, explaining the basis for the objection.

9. NON-CIRCUMVENT AND NON-DISCLOSURE.

     (a) The Parties mutually recognize that the services described in this Agreement are confidential and that the business of each Party may be learned by the other and that the identity, address and/or telephone numbers of clients, agents, brokers, buyers, sellers, financiers, investors, consultants, experts, business plans, processes, intellectual property, bank accounts, transaction codes, all other capital sources, participating investment and commercial banks and/or entities (hereafter referred to as “Confidential Information”), which the other Party has acquired through years of time, expense and effort, shall be treated as confidential. Such Confidential Information shall remain the sole property of the contributing Party.

     (b) Notwithstanding the foregoing, Confidential Information shall not include information that (i) has become public knowledge through legal means without fault by the other Party, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the other Party (iii) is known to the other Party prior to disclosure of the same pursuant to this Agreement, or (iv) is independently developed by the other Party without reference to or use of the Confidential Information. In addition, the Parties shall be entitled to release Confidential Information to permit it to prosecute or defend any claim under this Agreement or pursuant to an order of a court or government agency, provided, however, in the case of release pursuant to this section the Parties shall limit the release to the greatest extent reasonably possible under the circumstances and shall have provided the other Party with sufficient advance notice to permit the Company to seek a protective order or other order protecting its Confidential Information from disclosure.

     (c) For and in consideration of the mutual promises, assertions, and covenants set forth herein, the Parties agree to take all reasonable action to ensure the confidentiality of the other Party’s business and the other Party’s Confidential Information. The Parties will maintain complete confidentiality regarding each other’s business sources and/or their affiliates and Confidential Information, as well as the nature and manner and forms of the other Party’s business dealings, unless the other Party provides, in its sole discretion, an express written agreement providing otherwise. The Parties will not, in any way or manner, solicit or accept business from sources or their affiliates that are made available by the other Party to this Agreement, at any time or in any manner prior to One (1) year from the expiration of this Agreement, without the express written permission of the Party who made available said sources, in its sole discretion. Any violation of these covenants shall be deemed an attempt to circumvent such other Party, and the Party violating this covenant shall be liable for damages in favor of the circumvented Party and/or an injunction and/or other equitable remedies. Each Party agrees with the other that upon any breach of this Agreement, the Party in default will pay to the other the non-circumvention damages, if applicable, plus all loss and/or damage sustained by the non-defaulting Party by reason of such breach, plus a reasonable sum for attorney’s expenses and attorney’s fees.

5 | P a g e	Eventus Initials _______ Company Initials __________
Copyright © Eventus Consulting, P.C. 2014

10. NO ASSURANCE. Due to factors that may exist and may occur during the term of this Agreement that are beyond the control of either the Eventus or the Company, Eventus can provide no assurance that the services described in this Agreement will be completed or effected and that, not withstanding certain factors, whether known or unknown, could have an impact on Eventus performing its duties hereunder including, but not limited to, market conditions, regulatory obstacles, economic conditions, access to the appropriate data or otherwise.

11. BREACH. Except as set forth in this Agreement, any claim or controversy arising under any of the provisions of this Agreement shall, at the election of either Party hereto, be determined by arbitration before the American Arbitration Association in New York, New York in accordance with the rules of the American Arbitration Association. The decision of the Arbitrator shall be binding and conclusive upon the Parties. The prevailing Party shall be entitled to recover its costs and expenses in any such arbitration and the costs of filing for the arbitration, including but not limited to, reasonable attorneys fees, as well as the fees of the arbitrator. In the event of a material violation of the provisions of this Agreement, as determined by a party in good faith, that Party may seek injunctive relief in state or federal court to compel the other to comply with, or restrain from violating such provision.

12. TERM; TERMINATION. The term (the “Term”) of this Agreement shall be for a period of One (1) year commencing on the Effective Date of this Agreement. The Term shall automatically renew for additional One (1) year periods upon the expiration of the Term unless otherwise terminated. This Agreement may be terminated by either Party upon Thirty (30) days prior written notice to the other Party hereto.

13. INDEMNIFICATION. The Parties agree to indemnify, hold harmless, and defend the other Party, its members, managers, officers, agents, and employees at its own expense, in respect to any action, proceeding, suit, cost expense, claim, or demand whatsoever that is brought by any third party, at law or in equity, in connection with the Company’s public filings under the Securities and Exchange Act of 1934, including, without limitation, the disclosure or failure to disclose any information to any third party. This obligation to indemnify shall include, but not be limited to, any and all costs incurred by either Party, including reasonable attorney’s fees. The Parties will not be liable under the foregoing to the extent that any loss, claim, damage, liability or expense is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the other Party’s bad faith or gross negligence.

14. NOTICES. All notices and demands required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, if delivered in person or mailed, certified, return-receipt requested, postage prepaid or by facsimile transmission. Mailed notices shall be deemed given three business days after the date mailed. Until otherwise specified by notice in writing, the address for such notices shall be:

If to Eventus:	Eventus Consulting, P.C.
14201 N. Hayden Road, Suite A-1
Scottsdale, AZ 85260
Attn: Neil Reithinger, President
Facsimile No.: (480) 659-6407
E-Mail: nreithinger@EventusAG.com

6 | P a g e	Eventus Initials _______ Company Initials __________
Copyright © Eventus Consulting, P.C. 2014

If to the Company:	Orgenesis, Inc.
21 Sparrow Circle
White Plains, NY 10605
Attn: Ms. Vered Caplan, Interim CEO
E-mail (for electronic): pbd-v@zahav.net.il

With a copy to (which shall not constitute notice):

Brinen & Associates, LLC
7 Dey Street, Suite 1503
New York, NY 10007

15. AMENDMENT. This Agreement may be modified or amended with the expressed and written consent of both Parties.

16. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed and enforced as so limited.

17. APPLICABLE LAW. This Agreement is made in, and shall be exclusively governed by the laws of the State of New York (and applicable U.S. federal law) without regard to their choice of law principles. Venue for any arbitration or litigation brought in connection with this Agreement shall reside exclusively in New York, New York and both Parties hereby agree that such forum is convenient and waive any right to assert that the forum is not convenient.

18. BINDING AUTHORITY. Both signing individuals represent and warrant that they have full authority of their respective organizations to enter into this Agreement.

19. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the Parties with respect to its subject matter. This Agreement merges any and all prior and contemporaneous oral or written agreements and/or statements made by one Party to the other, and thus shall be considered the full and final binding agreement with respect to its subject matter. The Parties have not relied upon any representation or warranty not expressly contained within this Agreement.

     IN WITNESS WHEREOF, this Agreement is entered into by the following Parties, as of the Effective Date first written above.

EVENTUS CONSULTING, P.C.	ORGENESIS, INC.

By: /s/ Neil Reithinger	By: /s/ Vered Caplan

Name: Neil Reithinger	Name: Vered Caplan

Title: President	Title: CEO

7 | P a g e	Eventus Initials _______ Company Initials __________
Copyright © Eventus Consulting, P.C. 2014